UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2005

The Warnaco Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-10857	95-4032739

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Seventh Avenue, New York, New York	10018

(Address of principal executive offices)	(Zip Code)

(Registrant's Telephone Number, Including Area Code): (212) 287-8000

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 15, 2005, The Warnaco Group, Inc. (the “Company”) entered into a third amendment (the “Amendment”) to its Senior Secured Revolving Credit Agreement, dated as of February 4, 2003, as amended on November 12, 2003 and August 1, 2004 (the “Revolving Credit Facility”), among the Company, Warnaco Inc., as borrower (“Warnaco”), the financial institutions from time to time party thereto as lenders (the “Lenders”), the financial institutions from time to time party thereto as issuers (the “Issuers”), Citigroup North America, Inc., as administrative agent and collateral agent for the Lenders and the Issuers, JPMorgan Chase Bank, N.A., as syndication agent for the Lenders and the Issuers and Bank of America, NA, The CIT Group/Commercial Services, Inc. and Wachovia Capital Finance Corporation (Central), each as a co-documentation agent for the Lenders and Issuers. The Revolving Credit Facility currently provides for a $175.0 million non-amortizing revolver and includes provisions that, subject to certain conditions, permit the Company to increase maximum available borrowings from $175.0 million to $325.0 million.

The Revolving Credit Facility was amended to, among other things, (i) extend the maturity date from February 3, 2007 to February 3, 2009; (ii) reduce the applicable margins used to determine interest rates for both base rate and LIBOR borrowings (such that borrowings currently bear interest at Citibank N.A.’s base rate plus 0.5% (7.0% at September 15, 2005) or at LIBOR plus 1.5% (approximately 5.27% at September 15, 2005), although the Revolving Credit Facility provides that the interest rate the Company will pay on outstanding loans may change based on certain defined ratios); (iii) revise financial covenants relating to minimum fixed charge coverage ratios, maximum leverage ratios and limits on capital expenditures so that such covenants are tested only when Available Credit (as defined in the Amendment) falls below $50.0 million; (iv) replace the previously fixed unused commitment fee with a commitment fee structure that varies based upon the Company’s leverage ratio; (v) eliminate dollar limitations on certain acquisitions of entities and assets and repurchases of the Company’s common stock so long as available credit is at least $50.0 million after giving effect to such acquisition or repurchase and provided certain other terms and conditions are met; (vi) permit payment of cash dividends on the Company’s common stock in amounts up to 25% of the Company’s net income for the most recent completed fiscal year; (vii) allow for additional indebtedness of up to $30.0 million, provided such indebtedness is incurred solely to finance the construction of a new distribution facility in Pennsylvania; and (viii) reduce the pricing of certain letters of credit that are cash collateralized.

A copy of the Amendment is attached to this report as Exhibit 10.1 and is incorporated herein by reference. The description of the Amendment is qualified in its entirety by reference to the Amendment.

The Revolving Credit Facility, as amended by the Amendment, contains a number of other terms and conditions. In addition, the Company’s ability to take certain actions described above as permitted under the Revolving Credit Facility, as amended by the Amendment, is limited by certain provisions of the Indenture governing Warnaco’s 8 7/8% Senior Notes due 2013 (the “Indenture”). For a description of the Revolving Credit Facility and the Indenture, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Capital Resources and Liquidity—Financing Arrangements” in the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2005.

Item 9.01.   Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Amendment No. 3 to Senior Secured Revolving Credit Agreement, dated as of September 15, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WARNACO GROUP, INC.

Date:	September 20, 2005	By:	/s/ Jay A. Galluzzo

Name:	Jay A. Galluzzo
Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 3 to Senior Secured Revolving Credit Agreement, dated as of September 15, 2005